To Whom It May Concern:

We consent to the incorporation by reference in the Registration Statement of James Maritime

Holdings, Inc. on Form S-1 of our report dated February 11, 2025, on our audits and review of the financial statements as of December 31, 2023 and 2022, and September 30, 2024 and for

each of the periods then ended, which report is included in this Registration Statement on Form

S-1 to be filed on or about February 11, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

We also consent to the references to us under the headings “Experts” in such Registration

Statement.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797) Henderson, Nevada

February 11, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com